Exhibit 99.1

Contact: Robert Lentz

(614) 439-6006

Gerald S. Blaskie Retires Following 25-Year Career

with SCI Engineered Materials, Inc.

 COLUMBUS, Ohio (April 1, 2026) SCI Engineered Materials, Inc. (the “Company” or “SCI”) (OTCQB: SCIA) reported that Gerald S. Blaskie, 68, Chief Financial Officer, Treasurer and Assistant Secretary, retired on April 1, 2026. His plans were previously announced on September 29, 2025, to provide a smooth transition period for his successor.

Mr. Blaskie joined the Company as Chief Financial Officer in April 2001. He was subsequently elected Vice President, Treasurer and Assistant Secretary in March 2006. During his tenure, Mr. Blaskie was active in multiple aspects of the Company’s operations including human resources and built a finance team that provides support to the Board of Directors, senior management, and all employees.

Revenue grew significantly during Mr. Blaskie’s 25 years with SCI, and the Company has been consistently profitable for the past eight years. During that period, several actions were implemented to strengthen the Company’s balance sheet. SCI’s improved financial performance contributed to increased cash. As a result, Mr. Blaskie initiated a cash management program to effectively deploy those assets. As of December 31, 2025, the Company had $7.9 million in cash and cash equivalents plus approximately $3.4 million of investments in marketable securities. Additionally, all outstanding debt was repaid in 2024, and the Company continues to be debt free while also investing in new manufacturing equipment to position SCI for continued growth.

Prior to joining SCI, Mr. Blaskie was the Controller at Cable Link, Inc. from February 2000 to March 2001. From 1997 to 2000, he was the Plant Manager at Central Ohio Plastics Corporation, where he also served as Controller from 1993 to 1997.

Mr. Blaskie earned a B.S. degree in Accounting from Central Michigan University and passed the CPA exam in the State of Ohio.

About SCI Engineered Materials, Inc.

SCI Engineered Materials is a global supplier and manufacturer of advanced materials for PVD thin film applications and works closely with end users and OEMs to develop innovative, customized solutions. Additional information is available at  www.sciengineeredmaterials.com or follow SCI Engineered Materials, Inc. at:

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